Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

April 6, 2015

Civeo Corporation

Three Allen Center

333 Clay Street

Suite 4980

Houston, TX 77002-4101

Ladies and Gentlemen:

We have acted as counsel for Civeo Corporation, a Delaware corporation (“Civeo US”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of April 6, 2015 (the “Agreement”) among Civeo Canadian Holdings ULC, an unlimited liability company organized under the laws of British Columbia, Canada and wholly owned subsidiary of Civeo US (“Civeo Canada”), Civeo US Merger Co, a Delaware corporation and wholly owned subsidiary of Civeo Canada (“US Merger Co”), and Civeo US and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement. At your request, and in connection with the filing of the Registration Statement, including the Proxy Statement/Prospectus contained therein, we are rendering our opinion concerning certain U.S. federal income tax matters.

In connection with this opinion, we have examined the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

For purposes of this opinion, we have assumed, with your permission, that (i) the Merger will be consummated in the manner described in Agreement and the Registration

Statement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement (including, without limitation, their respective exhibits) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the factual statements and representations made by Civeo US (together with Civeo Canada and US Merger Co) in the Agreement and the officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Agreement or the Officer’s Certificate “to the knowledge of”, or based on the belief of Civeo US or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Agreement. Our opinion is based solely on the documents that we have examined, which we have assumed will be true as of the Effective Time.

Based upon and subject to the foregoing, the description of the law and the legal conclusions with respect to matters of U.S. federal income tax law set forth in the discussion in the Registration Statement under the caption “Material Tax Considerations—Material U.S. Federal Income Tax Consequences,” unless otherwise noted in such discussion, constitutes our opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Baker Botts L.L.P.